Exhibit 99.1

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Closes Sale of Piceance Basin and Powder River Properties and Acquisition of Additional Acreage in the Northeast Wattenberg

DENVER - September 30, 2014 - Bill Barrett Corporation (“the Company”) (NYSE: BBG) announced today that it closed the previously announced sale of the Company’s remaining position in the Gibson Gulch natural gas program in the Piceance Basin. The Company also announced that it closed the final transaction of its previously announced sale of the majority of its Powder River Basin acreage, which included an acreage exchange adding 7,856 net acres to its position in the Northeast Wattenberg.

The total value of the transactions is $757 million, including $568 million in cash proceeds. Cash proceeds were preliminarily adjusted for customary closing adjustments and to respective closing dates, based on preliminary accounting data, for net cash proceeds of $531 million. The effective date for the sale/exchange of the majority of the Powder River Basin assets is April 1, 2014 and the effective date for the Gibson Gulch sale is July 1, 2014. The transactions also included $69 million estimated value for assets acquired in an exchange, $36 million for the assumption by a purchaser of a lease financing obligation and $84 million in future commitments assumed by a purchaser for natural gas firm gathering and transportation obligations.

Cash proceeds from the transactions were applied to repay the Company’s outstanding balance on its revolving credit facility of $280 million with the remainder retained for corporate purposes, including capital expenditures. Subsequent to these transactions, the Company’s borrowing base was reduced to $375 million.

The Company announced on September 16, 2014 that it may be required to record a non-cash write-off of its Ruby Pipeline and other firm transportation agreements for an estimated $128 million. After further review of the financial reporting guidelines, the Company no longer expects to record this write-off in the third quarter of 2014. The Company will continue to have the cash commitments associated with these contracts of approximately $4.5 million per quarter.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.